Exhibit 3.41

CERTIFICATE OF INCORPORATION

OF

ROADWAY EXPRESS INTERNATIONAL, INC.

************

FIRST: The name of the corporation is Roadway Express International, Inc.

SECOND: The address of its registered office in Delaware is c/o Bayard, Handelman & Murdoch, P.A., 1300 Delaware Trust Building, P.O. Box 25130, Wilmington, New Castle County.

The registered agent at such address is the corporation itself.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 1,000 shares of common stock, no par value.

FIFTH: The name and address of the incorporator is Converse Murdoch, Esquire, P.O. Box 25130, Wilmington, Delaware 19899.

SIXTH: In addition to the powers conferred under the General Corporation Law, the board of directors shall have power to adopt, amend, or repeal the by-laws of the corporation.

SEVENTH: Subject to any contrary provision of the General Corporation Law, the books of the corporation may be kept at such place or places, within or without the State of Delaware, as may be designated from time to time by the board of directors or in the by-laws of the corporation.

EIGHTH: The election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, do make this Certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware; and intending that this be an acknowledgment within the meaning of Section 103 of the General Corporation Law, have executed this document on March 13, 1985.

/s/ Converse Murdoch
Converse Murdoch, Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

Roadway Express International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 12th day of January, 2004.

/s/ Jorry C Bowlin
Vice President	*
Jorry C Bowlin	(Title)

*Any authorized officer or the chairman or Vice-Chairman of the Board of Directors may execute this certificate.